Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, November 1, 2005	Rich Sheffer (952) 887-3753

SANDRA JOPPA JOINS DONALDSON COMPANY AS VICE PRESIDENT, HUMAN RESOURCES AND COMMUNICATIONS

        MINNEAPOLIS, MN – Nov. 1, 2005 – Donaldson Company, Inc. (NYSE:DCI) announced that Sandra N. Joppa joined the Company today as Vice President, Human Resources and Communications. Joppa has 16 years of Human Resources experience at General Mills, Inc. (NYSE:GIS), most recently as Director of Human Resources for the Yoplait, 8th Continent and Gcom divisions.

        Joppa, 40, assumes the leadership of Donaldson’s Human Resources function from Charles J. McMurray. McMurray, 51, will be focusing on his recently expanded role as Vice President, Europe, South Africa and Mexico, IT and Facilities.

        “Sandee has held a variety of positions in a very large, multinational organization,” said Bill Cook, Donaldson’s Chairman, President and Chief Executive Officer. “Her extensive and high caliber experience will provide us with critical expertise as we develop the leadership and programs necessary to continue Donaldson’s record growth track.”

        “I’d like to thank Charlie for his record of accomplishment during his assignment as Vice President, Human Resources. Over the last two years, Charlie has steadily added new responsibilities in addition to his Human Resources role. Bringing Sandee into the Company allows Charlie to concentrate more fully on managing our European, African and Mexican operations and our corporate infrastructure to insure Donaldson’s continued growth.”

        Prior to Joppa’s current role, she held various positions at General Mills including Director of Human Resources, Bakeries and Foodservice Division, Manager of Human Resources, Corporate Diversity, and Human Resources positions at two plant locations. Joppa graduated from Luther College in 1987 with a degree in English and earned her master’s degree in Industrial Relations from the University of Minnesota in 1991.

About Donaldson Company
       Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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